Exhibit 10.29

CONFIDENTIAL	EXECUTION COPY

DEVELOPMENT,

LICENSE AND SUPPLY AGREEMENT

dated as of May 7, 2001

among

ETHYPHARM, S.A.

194 Bureaux de la Colline

92213 Saint Cloud

France

and

ETHYPHARM INDUSTRIES, S.A.

194 Bureaux de la Colline

92213 Saint Cloud

France

and

RELIANT PHARMACEUTICALS, LLC

110 Allen Road

Liberty Corner, New Jersey 07938

United States

CONFIDENTIAL

THIS DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT, dated as of May 7, 2001, by and among ETHYPHARM S.A., a corporation organized under the laws of France, with its principal offices at 194 Bureaux de la Colline, 92213 Saint Cloud, France, ETHYPHARM INDUSTRIES S.A., a corporation organized under the laws of France, with its principal offices at 194 Bureaux de la Colline, 92213 Saint Cloud, France (Ethypharm, S.A., Ethypharm Industries, S.A., together with their respective subsidiaries and Affiliates, collectively, “ETHYPHARM”), and RELIANT PHARMACEUTICALS, LLC, a limited liability company organized under the laws of the State of Delaware, with its principal offices at 110 Allen Road, Liberty Corner, New Jersey 07938, United States of America (“RELIANT”). Capitalized terms used herein without definition shall have the meanings specified in Section 1 hereof.

WITNESSETH THAT:

WHEREAS, ETHYPHARM is engaged in the development of new formulations of pharmaceutical specialties and, in particular, is the owner of, and has the right to grant licenses with respect to, certain Know-How and Intellectual Property (as hereinafter defined) used in connection with the development, formulation, manufacture, encapsulation, packaging and otherwise related to the Product (as hereinafter defined);

WHEREAS, ETHYPHARM wishes to grant to RELIANT an exclusive license, with the right to sublicense, to such Intellectual Property in the Territory (as hereinafter defined) in relation with the Product developed by ETHYPHARM, and RELIANT is willing to accept such a license on the terms and conditions set forth hereinafter; and

WHEREAS, the parties desire to set forth herein, among other things, certain agreements regarding the product development, supply and manufacturing obligations of

Initials:

ETHYPHARM to RELIANT in respect of the Product and the clinical development, licensing, purchasing and marketing obligations of RELIANT to ETHYPHARM in respect of the Product, Intellectual Property and Know-How.

NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.	DEFINITIONS

1.1	“Act” shall mean the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §301 et seq., and the regulations promulgated thereunder, in each case as hereafter amended from time to time, and similar legislation in other countries of the Territory.

1.2	“Additional Manufacturing Facility” shall have the meaning specified in Section 5.4.

1.3

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes hereof, the term “controlling” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, will mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of at least fifty percent (50%) of the voting securities of such Person, by contract or otherwise. In addition and not in limitation of the foregoing, the following entities shall be deemed Affiliates of RELIANT: (i) PharmBay Investors, LLC; (ii) Bay City Capital Fund II, L.P.; and (iii) any of the lineal descendants of Nicholas J. Pritzker, deceased, trusts primarily for the benefit of such lineal descendants, entities controlled by such lineal descendants and/or trust for their benefit.

1.4	“API” or “Active Pharmaceutical Ingredient” means the raw non-micronized fenofibrate used in the Product manufactured by a party other than ETHYPHARM or any of its Affiliates.

1.5	“Applicable Laws” means all laws, statutes, codes, treaties, ordinances, judgments, decrees, directives, injunctions, orders of any court, arbitrator or Governmental Authority, rules, regulations, interpretations, authorizations and Applicable Permits of any Governmental Authority applicable to any of the parties hereto, the transactions contemplated hereby and/or the Product.

1.6	“Applicable Permits” means any waiver, exemption, variance, permit, license, authorization, consent, certification, registration or similar approval (including, without limitation, any NDA), including, without limitation, product registrations by or of any Governmental Authority required to be obtained or maintained under Applicable Laws in connection with the formulation, development, registration, manufacture, packaging, labeling, import, export, shipment, receipt, storage, use, pricing or sale of the Product, regardless of the formulation or dosage form thereof, and any ingredient thereof.

1.7	“Approval Date” means, with respect to a particular country in the Territory, the date on which all Applicable Permits necessary for the commercial sale and pricing of the Product by or on behalf of RELIANT in such country have been issued and are in effect.

1.8	“Audit” shall have the meaning specified in Section 7.7.

1.9	“Bulk Product Form” shall mean the Product in such form which is ready for incorporation by or on behalf of RELIANT into Finished Dosage Form or such other form as may be sold commercially by RELIANT in the Territory.

1.10	“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New Jersey or Paris, France are authorized or required by law or other government action to close.

1.11	“cGMP” shall mean current Good Manufacturing Practices as in effect under the Act from time to time and similar regulations in other countries under Applicable Laws.

1.12	“CMC” shall mean the Chemistry and Manufacturing Controls section of the IND or NDA, as applicable, as then in effect.

1.13	“Combination Product” shall have the meaning specified in Section 6.10.

1.14	“Competing Dosage Form” shall mean a fenofibrate monotherapy product marketed by or on behalf of RELIANT other than the Product in a formulation and dosage form that is substantially similar or identical to the Product. For the purposes of this Agreement, no Combination Product shall be considered a Competing Dosage Form.

1.15

“Confidential Information” means, with respect to any Person (including, without limitation, the parties hereto), all proprietary or confidential information of such Person (including such Person’s Affiliates and subsidiaries), including, without limitation, any non-public Intellectual Property, Know-How, financial information, procurement requirements, purchasing, manufacturing, customer or supplier information, business forecasts and plans, financing information, detailing, sales and merchandising, and marketing plans and information, pricing, and accounting policies and procedures of or related to such Person; provided, however, that Confidential Information shall not include and information that (a) was or becomes generally available to the public other than as a result of an unauthorized disclosure by a party hereto or any of such party’s subsidiaries, Affiliates, employees, agents or representatives; (b) was or becomes available to a party hereto on a non-confidential basis from a source other than (in the case of future information) any other party hereto (or any of such party’s subsidiaries, Affiliates, employees, agents or representatives), provided that such source was not known be bound by any agreement to keep such information confidential or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation; or (c) is independently developed by any party hereto without the use of or reference to the Confidential Information of the other party hereto or any of such other party’s subsidiaries or Affiliates.

1.16	“Contract Manufacturing Agreement” shall have the meaning specified in Section 5.5.

1.17	“Delivery Forecast” shall have the meaning specified in Section 7.4.

1.18	“DMF” shall mean the Drug Master File (together with all subsequent submissions, supplements and amendments thereto, and any materials, documents or information referred to or relied upon thereby) in the United States and any similar files in other countries of the Territory that relate to the Product.

1.19	“ETHYPHARM” shall have the meaning specified in the Preamble.

1.20	“ETHYPHARM Indemnified Claims” shall have the meaning specified in Section 6.4.

1.21	“ETHYPHARM Indemnified Parties” shall have the meaning specified in Section 13.2.

1.22	“ETHYPHARM Infringement Indemnitees” shall have the meaning specified in Section 6.5.

1.23	“Event of Default” shall have the meaning specified in Section 12.1.

1.24	“Exception Notice” shall have the meaning specified in Section 7.6.

1.25	“FDA” shall mean the Food and Drug Administration in the United States and similar Governmental Authorities in other countries within the Territory, including any successor agencies performing comparable functions.

1.26	“Finished Dosage Form” means the Product in the form of single dose capsules containing the formulation and dosage of API as developed by ETHYPHARM and such quantity and type of excipients specified in the Specifications, which shall be labeled and packaged (in high density polyethylene (HDPE) bottles and/or blister packs as specified by RELIANT) such that it is ready for immediate marketing, sale or other distribution by RELIANT.

1.27	“Governmental Authority” means any international, national, domestic, foreign, regional, local or other governmental or regulatory body, agency, authority, court or other authorized Person, including, without limitation, all such Persons having jurisdiction over the formulation, development, registration, manufacture, packaging, labeling, import, export, shipment, storage, use, pricing or sale of the Product, regardless of the formulation or dosage form thereof, or health and safety matters generally.

1.28	“IND” shall mean an Investigational New Drug Application under the Act (together with all subsequent submissions, supplements and amendments thereto,

and any materials, documents or information referred to or relied upon thereby) seeking authorization to commence clinical trials of the Product in humans, and similar applications or filings in the other countries within the Territory.

1.29	“Initial Term” shall have the meaning specified in Section 11.1.

1.30	“Intellectual Property” shall mean all patents (including, without limitation, the Patents), copyrights, trademarks, service marks, service names, trade names, internet domain names, e-mail addresses, applications or registrations for any of the foregoing, or extensions, renewals, continuations or re-issues thereof, or amendments or modifications thereto, brandmarks, brand names, trade dress, labels, logos, know-how (including, without limitation, the Know-How), show-how, technical and non-technical information, trade secrets, formulae, techniques, sketches, drawings, models, inventions, designs, specifications, processes, apparatus, equipment, databases, research, experimental work, development, pharmacology and clinical data, software programs and applications, software source documents, third-party licenses, and any similar type of proprietary intellectual property right vesting in the owner and/or licensee thereof pursuant to the applicable laws or regulations of any relevant jurisdiction or under any applicable license or contract, whether now existing or hereafter created, together with all modifications, enhancements and improvements thereto.

1.31

“Know-How” means any and all proprietary methods, devices, technology, trade secrets, inventions, compositions, designs, formulae, know-how, show-how, technical and training manuals and documentation and other information, including, without limitation, processes and analytical methodologies used in development, testing, analysis and manufacture, and medical, clinical and toxicological testing as well as other scientific data of ETHYPHARM, which is related to or used in connection with the Product or any ingredient thereof, and/or the formulation, development, registration, manufacture, packaging, labeling, import, export, receipt, shipment, storage, use, pricing or sale thereof, whether now known or hereafter developed.

1.32	“Launch Date” shall mean, with respect to each country in the Territory, the first date RELIANT receives proceeds from the commercial sale of the Product in such country.

1.33	“License” shall have the meaning specified in Section 3.1.

1.34	“License Exclusion Transaction” shall have the meaning specified in Section 3.1.

1.35	“LET Notice” shall have the meaning specified in Section 3.2.

1.36	“Make-Whole Payment” shall have the meaning specified in Section 3.4.

1.37	“Minimum Annual Sales” shall have the meaning specified in Section 3.4.

1.38	“NDA” shall mean any New Drug Application under the Act (together with all subsequent submissions, supplements and amendments thereto, and any materials, documents or information referred to or relied upon thereby) seeking approval to market, sell or otherwise distribute the Product, in any formulation or dosage form, in the United States, and similar applications or filings in the countries within the Territory.

1.39	“Net Royalties” means royalties payable to ETHYPHARM pursuant to the terms of this Agreement, net of any Taxes required to be withheld therefrom.

1.40	“Net Sales” means the aggregate amounts invoiced by RELIANT for sales of the Product produced using ETHYPHARM Intellectual Property to independent and unrelated third-parties in the Territory, less any and all (a) trade, quantity and cash discounts; (b) commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments and any other allowances which effectively reduce the net selling price; (c) returns, bad debts and uncollectible accounts; (d) Taxes collected, charged or otherwise required to be paid by RELIANT in respect thereof; and (e) insurance, freight, warehousing and other transportation and storage costs related to shipment of the Product.

1.41	“Nonparticipating Party” shall have the meaning specified in Section 6.8.

1.42	“Patents” shall mean any issued patents and patent applications (including, without limitation, any applications or registrations therefor, extensions, renewals, continuations or re-issues thereof, or amendments or modifications thereto) that are currently owned or hereafter acquired or applied for by ETHYPHARM, which would be infringed by the formulation, development, registration, manufacture, packaging, labeling, import, export, receipt, shipment, storage, use, pricing or sale of the Product or any ingredient thereof in the Territory, but for the rights granted to RELIANT by ETHYPHARM under this Agreement, including but not limited to those patents and patent applications set forth on Schedule 1.42 attached hereto (as may such schedule shall be amended from time to time).

1.43	“Person” means any individual, partnership, association, joint venture, corporation, limited liability company, trust or Governmental Authority or other entity.

1.44	“Product” means a product composed of or containing micronized fenofibrate, in any dosage form, including encapsulated or bulk beads, granules or similar presentations, including, without limitation, the fenofibrate product developed by ETHYPHARM for RELIANT pursuant to this Agreement and the Product Development Program.

1.45	“Product Development Program” shall have the meaning specified in Section 2.1.

1.46	“Recall” shall have the meaning specified in Section 7.9.

1.47	“Regulatory Applications” shall have the meaning specified in Section 2.4.

1.48	“RELIANT” shall have the meaning specified in the Preamble.

1.49	“RELIANT Clinical Data” shall have the meaning specified in Section 2.2.

1.50	“RELIANT Indemnified Claims” shall have the meaning specified in Section 6.5.

1.51	“RELIANT Indemnified Parties” shall have the meaning specified in Section 13.1.

1.52	“RELIANT Infringement Indemnitees” shall have the meaning specified in Section 6.4.

1.53	“Specifications” means the pharmaceutical formulation, manufacture, delivery, packaging, labeling, import, export, storage, receipt and shipment specifications for the Product (including Product in Bulk Product Form and Finished Dosage Form) and any excipients set forth on Exhibit A attached hereto (which Exhibit A may be amended or changed from time to time upon the agreement of the parties).

1.54

“Tax(es)” means, with respect to any Person, all federal, state, local, county, foreign and other taxes, assessments or other government charges, including, without limitation, income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, duty, excise, stamp, environmental or withholding taxes, including interest, penalties and additions in connection therewith for which such Person may be liable (including any such tax related to any other Person for which such Person is liable, by contract, as transferee or successor, by law, treaty or otherwise).

1.55	“Term” shall have the meaning specified in Section 11.1.

1.56	“Territory” means: (a) the United States of America, its territories and possessions including without limitation, Puerto Rico; (b) the Caribbean (including, without limitation, The Bahamas); (c) Mexico; and (d) Canada.

1.57	“Third Party Infringement” shall have the meaning specified in Section 6.8.

2.	PRODUCT DEVELOPMENT PROGRAM; CLINICAL DATA; PRODUCT REGISTRATION

2.1

Product Development Program; Dosages. During the Term of this Agreement, ETHYPHARM and RELIANT shall develop the Product consistent with the terms of this Agreement in accordance with product development program set forth on Exhibit B attached hereto (the “Product Development Program”), which Exhibit B specifies the proposed development timetable and each party’s respective responsibilities related to the development of the Product for sale in the Territory, including, without limitation, the preparation and filing of an NDA and the conduct of clinical trials related to the Product. As part of the Product Development Program, RELIANT shall establish a highest dosage (currently anticipated to be between 120mg and 200mg of API per capsule), however, RELIANT, at its option, may develop in collaboration with ETHYPHARM and conduct clinical trials in respect of other formulations and/or dosage forms of the Product. ETHYPHARM shall develop the formulations and dosage forms of the Product and manufacture the Product in such formulations and dosage forms as shall be requested by RELIANT or otherwise required to comply with the Act and any applicable NDA and in compliance with the Product Development Program.

2.2	Ownership of Clinical Data. Subject to the provisions of Section 2.3, all preclinical, clinical, technical and other information relative to the clinical program, data, analyses, studies or similar information (including, without limitation, all Intellectual Property) generated or developed by or on behalf of the parties after the date hereof as a result of or in connection with the Product Development Program and the clinical trials conducted by RELIANT hereunder and thereunder (collectively, the “RELIANT Clinical Data”), shall be owned exclusively by RELIANT.

2.3	ETHYPHARM’s Right to RELIANT Clinical Data. The parties agree, that following the issuance of an NDA for the purpose of licensing the Product and subject to the terms and conditions of this Agreement, ETHYPHARM shall have access to the RELIANT Clinical Data for use outside the Territory on the basis of terms and conditions to be negotiated in good faith between the parties; provided, however, as consideration for providing ETHYPHARM access to such RELIANT Clinical Data, such terms and conditions shall provide that RELIANT shall be entitled to receive [***] percent ([***]%) of any non-refundable license, royalty, fee and/or milestone payment received by, ETHYPHARM by or from any third party licensee of the Product. For the avoidance of doubt, the parties acknowledge and agree that ETHYPHARM shall have no rights in or to any RELIANT Clinical Data until the issuance of the final NDA or in the event that that the NDA is

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revoked, cancelled, withdrawn or otherwise impaired as a result of any act or omission by or behalf of ETHYPHARM of the types described in Section 4.4.

2.4

Regulatory Applications and Related Filings. Provided that ETHYPHARM satisfies its obligations under Section 2.5 and the Product Development Program in a timely manner, RELIANT shall exercise its commercially reasonable efforts to prepare, file and prosecute all necessary applications, submissions and regulatory filings (together with all documentation, correspondence and other supporting materials related thereto, collectively, the “Regulatory Applications”) to obtain any Applicable Permits required to market the Product in the United States promptly following completion of the Product Development Program and in any event within a maximum period of six (6) months from completion of the Product Development Program. Upon the completion of those portions of the Product Development Program applicable to Canada and Mexico, RELIANT shall use its commercially reasonable efforts to file Regulatory Applications in those countries and in any event within a maximum period of six (6) months from completion of those portions of the Product Development Program applicable to these countries of the Territory. All Regulatory Applications shall be filed and submitted in RELIANT’s name and shall be owned exclusively by RELIANT, and all Applicable Permits issued pursuant thereto shall be in the name of and owned exclusively by RELIANT. RELIANT shall be responsible for obtaining any and all necessary regulatory approvals from any Governmental Authority under any Applicable Law or Applicable Permit as a result of any changes to the Specifications requested by RELIANT and for reporting any such modifications to the Specifications to the applicable Governmental Authority as appropriate. In the event that the submission of the Regulatory Applications does not take place within the time periods specified in this Section 2.4 as a result of RELIANT’s breach of this Agreement or other refusal to submit such Regulatory Applications, then ETHYPHARM, as its sole remedy hereunder, may, upon at least sixty (60) days prior written notice to RELIANT, convert the exclusive license granted to RELIANT pursuant to Section 3.1 to a non-exclusive license solely in that country of the Territory where RELIANT failed to submit such Regulatory Application; provided, however, that RELIANT shall have the option, but not the obligation, for a period not to exceed eighteen (18) months to make an additional payment of $3,000 per day with respect to the United States ($300 per day with respect to each of Canada and Mexico), payable monthly in arrears, in which case ETHYPHARM shall not have the right to convert the License to a non-exclusive license in said country (it being agreed that such payments shall be made until such time as the Regulatory Application is submitted for the country in question).

2.5

ETHYPHARM’s Development Responsibilities. Notwithstanding RELIANT’s obligations under Section 2.4 to the contrary, ETHYPHARM shall prepare and deliver, and shall cause each applicable supplier or other third party (other than RELIANT) involved with the manufacture and packaging of the Product to prepare and deliver, to RELIANT and, as applicable, file or cause to be filed with the appropriate Governmental Authority: (a) the DMF, which shall be filed with FDA for the manufacture of the Product; and (b) the CMC section of the IND and the NDA, all of which shall be in accurate and complete, and in form and substance reasonably satisfactory to RELIANT and suitable for inclusion in the applicable filing. ETHYPHARM shall, at its own cost, cooperate with and assist RELIANT in the preparation, filing and prosecution of the Regulatory Applications, and shall prepare and deliver such other documents, and take such other actions, as may be necessary or appropriate to apply for, prosecute or obtain any Applicable Permits. All materials to be prepared by or on behalf of ETHYPHARM hereunder shall be prepared and delivered and, as applicable, filed, in timely manner in accordance with timetable established by the parties hereunder. ETHYPHARM shall provide RELIANT with sufficient opportunity to review and comment upon all Regulatory Applications or portions thereof prepared by or on behalf of ETHYPHARM prior to their submission to any Governmental Authority. In the event that RELIANT requests any modifications to the Regulatory Applications or portions thereof required to be prepared by ETHYPHARM hereunder, the parties shall discuss such modifications in good faith; provided, however, that the party in whose name the Regulatory Application is being made shall retain the ultimate right to determine the contents thereof. In connection with this Agreement, ETHYPHARM shall also provide RELIANT with full access to all of its information and records, including, without limitation, its Intellectual Property and Confidential Information, related to the Product and its formulation, manufacture and packaging (including, without limitation, formulation, development, pharmacology and clinical data regarding the Product, any ingredient thereof (including fenofibrate)) in order that RELIANT may obtain and maintain the Applicable Permits contemplated by this Agreement and comply with Applicable Law.

2.6	Compliance of Specifications. The Specifications shall at all times be in compliance with the requirements of the Act and, in particular, an NDA applicable to the Product, such that RELIANT shall be entitled to market, sell and distribute the Product in the Territory, and the parties agree to make any changes to the Specifications as may be required to ensure such compliance.

3.	GRANT OF LICENSE

3.1	Grant of License; License Exclusion. Subject to the terms set forth herein and in consideration for the payments set forth in Sections 4, 8 and 9 hereof,

ETHYPHARM hereby grants to RELIANT the exclusive (even as to ETHYPHARM) royalty-bearing license to all of ETHYPHARM’s Intellectual Property related to the Product to make or have made (except to make or have made the Product in Bulk Product Form), develop, import, export, within the Territory, use, distribute, promote, market, sell and otherwise fully exploit the Product, in whatever formulation or dosage form, within the Territory (the “License”); provided, however, that the License shall not prevent ETHYPHARM from developing, manufacturing, licensing, promoting and marketing other products containing fenofibrate as the main active pharmaceutical ingredient in the form of microgranules, directly or through third parties, provided that fenofibrate is combined with another active pharmaceutical ingredient which does not belong to the statin family and for which there is no valid patent in the Territory (a “License Exclusion Transaction”).

3.2

RELIANT Right of First Refusal Regarding License Exclusion Transactions. In the event that ETHYPHARM desires to enter into or consummate a License Exclusion Transaction, ETHYPHARM agrees that it shall first provide RELIANT with at least sixty (60) days prior written notice of such proposed Licensed Exclusion Transaction specifying the terms and conditions of the proposed product, product specifications, manufacturing specifications, product development program, license and royalty arrangement and marketing strategy related thereto (each, a “LET Notice”). Following delivery of any LET Notice, ETHYPHARM shall provide RELIANT with such information as RELIANT may reasonably request in order to allow RELIANT to evaluate the proposed License Exclusion Transaction described therein. Within sixty (60) days following its receipt of the LET Notice, RELIANT shall have the right, but not the obligation, upon delivery of written notice to ETHYPHARM to agree to enter into the transaction described by the LET Notice upon the terms and conditions stated therein. In the event that RELIANT notifies ETHYPHARM in writing that it does not wish to exercise its rights under this Section 3.2 or fails to respond to such LET Notice within such sixty (60) day period,

ETHYPHARM shall be free to enter into the License Exclusion Transaction described therein with a third party; provided, however, that ETHYPHARM may not offer to such third party any terms or conditions more favorable to such third party than those described in the LET Notice without first re-offering such opportunity to RELIANT pursuant to this Section 3.2; provided, further, that in the event ETHYPHARM shall not have entered into a binding agreement with such third party within one hundred eighty (180) days following the date of the LET Notice, ETHYPHARM shall not enter into or consummate such License Exclusion Transaction without re-offering such opportunity to RELIANT pursuant to this Section 3.2.

3.3	Sublicenses. RELIANT shall have the right to sublicense any and all of the rights granted pursuant to this Agreement, in whole or in part, to one or more Persons; provided, however, that RELIANT shall promptly (a) advise ETHYPHARM of the identity of any such sublicensee; and (b) provide ETHYPHARM with a copy of the sublicense agreement to establish that such sublicensee has been informed of the obligations under this Agreement. Notwithstanding the foregoing, RELIANT shall not be required to disclose to ETHYPHARM the amount or structure of any royalty or other payments due to RELIANT from any such sublicensees. RELIANT agrees that it shall require any sublicensees of any of its rights hereunder to preserve the confidentiality of any ETHYPHARM Intellectual Property or Confidential Information to the extent RELIANT is required to do so under this Agreement.

3.4	Minimum Annual Sales Requirement; Conversion to Non-Exclusive License. In order to maintain exclusivity of the License granted in Section 3.1, RELIANT shall be required to reach minimum annual sales of capsules containing Product (“Minimum Annual Sales”) in the United States and Canada as set forth immediately below for the year ending on the anniversary of the applicable Launch Date in such country (subject to adjustment for introduction of generic competing products in the Territory as described below):

Minimum Annual Sales – United States

Launch Date Anniversary	Minimum Number of Capsules to Be Sold
[***]	[***]
[***]	[***]
[***]	[***]

Minimum Annual Sales – Canada

Launch Date Anniversary	Minimum Number of Capsules to Be Sold
[***]	[***]
[***]	[***]
[***]	[***]

No Minimal Annual Sales requirements shall apply after the [***] anniversary of the applicable Launch Date or in respect of any sales of the Product in outside of the United States and Canada. Should RELIANT fail to reach the applicable Minimum Annual Sales target during any applicable year, ETHYPHARM, as its sole remedy hereunder, may, upon at least sixty (60) days prior written notice to RELIANT, convert the exclusive license granted to RELIANT pursuant to Section 3.1 to a non-exclusive license solely in that country of the Territory where RELIANT failed to meet the Minimum Annual Sales target; provided, however, that RELIANT shall have the option, but not the obligation, to make an additional payment (the “Make-Whole Payment”), in addition to any other payments due to ETHYPHARM under Section 9.1 in respect of sales of the Product in such country for said year, such that ETHYPHARM receives an aggregate amount for sales of Product in such country for said year that is not less than the amount ETHYPHARM would have received under this Agreement had RELIANT achieved the applicable Minimum Annual Sales target in such country for said year, in which case ETHYPHARM shall have no right to convert the License to a non-exclusive license in such country. For the purpose of calculating the amount of the Make-Whole Payment, RELIANT shall use the [***] in such country for said year. For the avoidance of doubt, the parties agree and acknowledge that sales of the Product by RELIANT’s sublicensees shall be included for the purposes of determining whether the applicable Minimum Annual Sales target has been satisfied. The parties agree that in the event that any generic products that compete with the Product are introduced in the Territory during the period while any Minimum Annual Sales targets remain in effect, the applicable Minimum Annual Sales targets shall be reduced by [***] percent ([***] %) in the [***] (pro rated for generic introductions in the middle of the applicable year), by [***] percent ([***] %) in [***] and by [***] percent ([***] %) for [***] .

3.5	Competing Dosage Forms. RELIANT may not, within [***] years of the first Launch Date in the Territory, develop, have developed, promote, distribute or market any

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Competing Dosage Form within the Territory, without the prior written consent of ETHYPHARM; provided, however, that the foregoing restriction shall not prevent RELIANT from developing, having developed, promoting, distributing or marketing any Competing Dosage Form within the Territory provided that RELIANT pays ETHYPHARM royalties in respect of such Competing Dosage Form in accordance with Section 9 of this Agreement; provided, further, that should RELIANT decide to develop or have developed any Competing Dosage Form within the Territory, RELIANT shall send ETHYPHARM a written notification of such decision in order to enable ETHYPHARM to propose within a maximum period of sixty (60) days from receipt of the written notification a similar or comparable product to the Competing Dosage Form; provided, further, RELIANT agrees to give ETHYPHARM at least ten (10) days prior written notice of RELIANT’s decision to promote, distribute or market any existing any Competing Dosage Form within the Territory. For the avoidance of doubt, the parties agree and acknowledge that the restrictions in this Section 3.5 shall not apply to any Combination Product.

4.	COMPENSATION – LICENSE FEES AND MILESTONE PAYMENTS

4.1	License Fees. In consideration of the services by ETHYPHARM to research and develop the Product, pursuant to the License and other rights granted hereunder, RELIANT shall pay to ETHYPHARM license fees, up to an aggregate amount of US$[***] , as follows:

(a) US$[***] upon full execution by the parties of this Agreement;

(b) US$[***] within five (5) Business Days of the acceptance for filing by the FDA of RELIANT’s NDA for the marketing and sale by RELIANT of the Product in the United States, which NDA shall contain all sections thereof and other supporting documentation required to be prepared and delivered by ETHYPHARM pursuant to Section 2.5 hereof;

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(c) US$[***] if and when cumulative Net Sales (measured from the first Launch Date) exceed US$[***] , which amount shall be payable at such time as the next payment is due to ETHYPHARM in respect of Net Sales pursuant to Section 9.1 hereof.

4.2	Milestone Payments. In addition to the license fees set forth above, RELIANT shall pay to ETHYPHARM milestone payments following the delivery and acceptance of materials necessary for clinical development of the Product, the filing of the Regulatory Applications and the issuance of the Applicable Permits required for RELIANT to market and sell the Product in the Territory, up to an aggregate amount of US$[***] , as follows:

(a) US$[***] within five (5) Business Days following receipt and acceptance by RELIANT of the first delivery of validated clinical trial supplies of Product from ETHYPHARM pursuant to Section 5.1 hereof;

(b) US$[***] following receipt and acceptance by RELIANT of sufficient quantities of the Product in Finished Dosage Form batches from ETHYPHARM necessary to satisfy the requirements of the Act (including, without limitation, the NDA and other applicable permits) and to obtain regulatory approval to commence marketing of the Product in the United States, said sum being payable in three (3) installments as follows:

(i)	US$[***] within five (5) Business Days of RELIANT’s receipt and acceptance of the first delivery of the Product in Finished Dosage Form pursuant to Section 5.2 hereof;

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)	US$500,000 within five (5) Business Days of issuance to RELIANT of the NDA by the FDA for marketing the Product in the United States; and

(iii)	US$500,000 within five (5) Business Days of the six (6) month anniversary of the first Launch Date in the Territory.

4.3

ETHYPHARM Failure to Abide by Product Development Program. In the event that ETHYPHARM either (a) fails to prepare, deliver and, as applicable, file with the appropriate Governmental Authorities any of the materials required to be so prepared, delivered and/or filed by or on behalf of ETHYPHARM pursuant to the Product Development Program or any provision hereof, including, without limitation, Section 2.5 hereof, by the applicable deadline, or (b) fails to deliver to RELIANT any Product required to conduct any clinical trials, file any Regulatory Applications or that is otherwise required to be delivered by ETHYPHARM under this Agreement or the Product Development Program by the applicable deadline, then the amount of the payments due to ETHYPHARM pursuant to Sections 4.1 and 4.2 hereof shall be reduced by the amount of US$3,000 for each day or portion thereof after such deadline with respect to which ETHYPHARM failed to make such delivery or file such materials. The parties agree that this provision is in addition to any other rights or remedies either of the parties may have under this Agreement. Notwithstanding the foregoing, the parties agree (a) to meet and discuss in good faith any revised deadlines under the Product Development Program, and (b) to provide each other with notice of, and a reasonable opportunity to resolve or mitigate, any problem or other issue that arises with respect to the Product Development Program and/or the NDA.

4.4	Refund. Any payments made to ETHYPHARM pursuant to Sections 4.1 or 4.2 above which are made prior to the Approval Date for the marketing and sale of the Product by RELIANT in the United States shall be refunded in full by ETHYPHARM to RELIANT within five (5) Business Days following RELIANT’s notice to ETHYPHARM of the rejection of the NDA by the FDA, or an order of “non-approval” or similar FDA comment, if such rejection order or comment is due to any acts or omissions of ETHYPHARM or any of its suppliers, employees, agents or Affiliates, including, but not limited, to any acts or omissions that consist of or result in one or more of the following:

(a) lack of Product stability;

(b) lack of documentation regarding Product stability;

(c) inadequacies in the DMF, the CMC or any other materials prepared or provided by or on behalf of ETHYPHARM that are included in the Regulatory Applications; and/or

(d) failure to comply with any Applicable Laws or Applicable Permits regarding the manufacture or packaging of the Product, in any formulation or dosage form, including, without limitation, failure to comply with cGMP requirements, or properly maintain any documentation required under Applicable Law.

In the event of any of the foregoing, RELIANT shall promptly notify ETHYPHARM of any such rejection of the NDA and the reason therefor, and shall provide to ETHYPHARM copies of relevant documents in support of its request for a refund as may reasonably be requested by ETHYPHARM. The parties agree that, in the event that, following a rejection of the NDA, RELIANT continues to intend to market the Product outside of the United States they shall negotiate in good faith a reduction of the refund (i.e., the amount entitled to be retained by ETHYPHARM) under this Section 4.4.

4.5	Method of Payment. All payments required to be paid under this Agreement by RELIANT to ETHYPHARM, or ETHYPHARM to RELIANT, shall be paid in United States dollars by wire transfer of immediately available funds to a dollar-denominated account located in the United States pursuant to written payment instructions, which shall be delivered to by the party entitled to such payment at least five (5) Business Days prior to the date such payment is due. Such payment shall be deemed to have been made upon the issuance of a federal reference number for the wire transfer of said funds.

5.	DELIVERY OF PRODUCT FOR CLINICAL AND REGULATORY PURPOSES; PRODUCT LAUNCH; ADDITIONAL MANUFACTURING FACILITY

5.1

Clinical Formulations and Placebos. ETHYPHARM shall manufacture, deliver and sell to RELIANT such quantities of validated clinical formulations of the Product, in such formulations and dosage forms as requested by RELIANT, together with matching quantities of placebos, to enable RELIANT to conduct all clinical trials to be conducted pursuant to the Product Development Program established hereunder. All Product, regardless of formulation or dosage form, and placebos for use by RELIANT in clinical trials shall be: (a) sold to RELIANT at ETHYPHARM’s actual cost as determined in accordance with Exhibit D attached hereto; and (b) delivered by ETHYPHARM within thirty (30) days of ETHYPHARM’s receipt of RELIANT’s order therefor.

5.2	Registration Batches. ETHYPHARM shall manufacture, deliver and sell to RELIANT such quantities of full commercial scale batches of the Product, in such formulations and dosage forms as requested by RELIANT, determined by RELIANT to be necessary to satisfy requirements under Applicable Law or Applicable Permit (including, without limitation, in connection with the filing and approval of an NDA with the FDA) to market the Product in the United States. All Product, in whatever formulation, for use by RELIANT to satisfy such requirements shall be: (a) sold to RELIANT at ETHYPHARM’s actual cost as determined in accordance with Exhibit D attached hereto; and (b) delivered by ETHYPHARM within thirty (30) days of ETHYPHARM’s receipt of RELIANT’s order therefor.

5.3	Launch and Promotion of the Product. RELIANT shall use its commercially reasonable efforts to commence commercial sales of the Product in the United States within a reasonable time and in any event not later than six (6) months after receipt of the Applicable Permits are issued. For a period of three (3) years following the first Launch Date in the United States, RELIANT shall use its commercially reasonable efforts to promote the Product utilizing a sales force consisting of at least [***] sales representatives. In the event that RELIANT does not use its commercially reasonable efforts to commence commercial sales of the Product within the six (6) month period specified herein, then ETHYPHARM, as its sole remedy hereunder, may, upon at least sixty (60) days prior written notice to RELIANT, convert the exclusive license granted to RELIANT pursuant to Section 3.1 to a non-exclusive license solely in that country of the Territory where RELIANT failed to use its

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

commercially reasonable efforts to commence commercial sales of the Product within the six (6) month period specified herein; provided, however, that RELIANT shall have the option, but not the obligation, for a period not to exceed eighteen (18) months to make an additional payment of $3000 per day with respect to the United States ($300 per day with respect to each of Canada and Mexico), payable monthly in arrears, in which case ETHYPHARM shall not have the right to convert the License to a non-exclusive license in said country (it being agreed that such payments shall be made until such time as commercial sales of the Product commence in the country in question).

5.4	Additional Manufacturing Facility. On or prior to the first Launch Date of the Product in the Territory, ETHYPHARM shall establish, validate and certify an additional manufacturing facility for the Product, which facility may be owned by ETHYPHARM or a third party contract manufacturer (such facility, the “Additional Manufacturing Facility”). ETHYPHARM shall certify in writing to RELIANT that the Additional Manufacturing Facility (and, as applicable, any third party contract manufacturer): (i) has the requisite capacity to satisfy ETHYPHARM’s production, packaging and delivery obligations, and to meet RELIANT’s order requirements, hereunder with respect to the Product in accordance with the Specifications and the terms and conditions of this Agreement; (ii) complies and will comply with all Applicable Laws and holds all Applicable Permits necessary for the manufacture and packaging of the Product in compliance with cGMP; and (iii) has and will have the irrevocable right to use all Intellectual Property and Confidential Information of ETHYPHARM necessary to manufacture and package the Product in any formulation or dosage form required hereunder, in accordance with the Specifications and the terms and conditions of this Agreement.

5.5	RELIANT Third-Party Beneficiary Rights. In the event that ETHYPHARM contracts with any third party (other than RELIANT or any of RELIANT’s Affiliates) to establish the Additional Manufacturing Facility and to provide the manufacturing services required under Section 5.4 hereof (such contract, a “Contract Manufacturing Agreement”): (a) ETHYPHARM shall deliver to RELIANT a true and complete copy of such Contract Manufacturing Agreement promptly following the execution thereof; (b) such Contract Manufacturing Agreement shall explicitly provide that RELIANT is a third party beneficiary thereof with the right to enforce the provisions thereof for its benefit; and (c) such Contract Manufacturing Agreement shall contain such terms and conditions that are consistent with those contained herein (including, without limitation, the obligation to manufacture, package, sell and deliver Product to RELIANT, and the right of RELIANT to conduct an audit an inspection of the Additional Manufacturing Facility pursuant to Section 7.10 hereof). The parties agree and acknowledge that the foregoing requirements are necessary in order that RELIANT may be assured that it will continue to be supplied with the Product in accordance with the terms and conditions of this Agreement, and meet its contractual obligations to various third-parties. Notwithstanding the foregoing, RELIANT shall not be required to make any payment or render any performance hereunder to any Person other than ETHYPHARM, except as RELIANT may agree in writing.

6.	OWNERSHIP AND USE OF INTELLECTUAL PROPERTY; DEVELOPMENT OF COMBINATION PRODUCTS

6.1	Ownership. Subject to the terms hereof, including, without limitation, the License and other rights granted by ETHYPHARM to RELIANT hereunder, all existing and future Intellectual Property of the parties with respect to the Product shall be owned as follows:

(a) other than as provided below or elsewhere in this Agreement, all Intellectual Property owned by any party hereto on the date hereof shall continue to be owned by such party;

(b) any Intellectual Property developed, created or discovered solely by ETHYPHARM and subject to the license granted hereunder during the Term of this Agreement relating to the Product and its manufacturing shall be owned by ETHYPHARM; and

(c) any Intellectual Property developed, created or discovered by or on behalf of RELIANT during the Term of this Agreement relating to any of the clinical development and methods of use of the Product, in any formulation or dosage form, and any Intellectual Property that is otherwise developed by RELIANT shall be owned by RELIANT.

Each party agrees to execute and deliver to the party that owns or is entitled to own any Intellectual Property hereunder, such instruments of transfer and assignment as may be requested by the owner party to vest fully in such party the ownership rights in said Intellectual Property; provided, however, that each party hereto shall be entitled, during the Term of this Agreement, to use and practice any and all Intellectual Property owned by the other party of the types described in foregoing clauses (a), (b) and (c), without additional payment or royalty, for purposes not inconsistent with this Agreement and in accordance with the terms and conditions hereof. In any event, RELIANT may not use ETHYPHARM’s Intellectual Property to apply for a patent outside the Territory. Each party shall be free to use and practice its own Intellectual Property in any application not inconsistent with the terms of this Agreement without the consent of the other and without an obligation to notify the other party of such intended use or to pay royalties or other compensation to the other by reason of such use during the Term of this Agreement and thereafter.

6.2

Patents. Each party shall be responsible, at its own expense, for filing and prosecuting such patent applications, as it deems appropriate, and for paying maintenance fees on any patents issuing therefrom, for the term of this Agreement, with respect to inventions owned by it that relate to or are used in connection with the manufacture, packaging, sale or use of the Product and which are necessary for, used in connection with or otherwise related to the performance of this Agreement by either party hereto. Notwithstanding anything herein to the contrary, ETHYPHARM, at its sole cost and expense, shall continue to prosecute and maintain each of the Patents and shall keep RELIANT advised of all actions relative to the same. If ETHYPHARM fails to carry out the obligations set forth in this Section 6.2 with respect to the Patents, RELIANT may carry out such obligations on ETHYPHARM’s behalf at ETHYPHARM’s cost and may set off such cost against any amounts due to ETHYPHARM hereunder thereafter. Each party shall promptly render all necessary assistance reasonably requested by the other party in applying for and prosecuting patent applications based on Intellectual Property owned by such other party under this Agreement. Except as otherwise provided herein, patents covering joint inventions, if any, shall be owned by the parties jointly, and the parties shall share equally in the expenses of filing for and maintaining such patents and any royalties attributable thereto. ETHYPHARM’s obligations in respect of patents pursuant to this Section 6.2 shall apply only to those patents used in the manufacture of the Product or otherwise related to the Product or necessary for the full and timely performance of ETHYPHARM’s obligations under this Agreement.

6.3	Notice of Infringement. If either party shall learn of (a) any claim or assertion that the manufacture, use or sale of the Product under, or any use of Intellectual Property contemplated by, this Agreement, or any other action taken by either party in performance of its obligations hereunder infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party, or (b) the actual or threatened infringement, misappropriation or other violation by any third party of the Intellectual Property rights of any party hereto that are the subject of this Agreement, then the party becoming so informed shall as soon as reasonably practicable, but in all events within fifteen (15) Business Days thereof, notify the other party to this Agreement of such claim or assertion, or actual or threatened infringement, misappropriation or other violation.

6.4

ETHYPHARM Indemnified Claims. In the event that any third party brings or threatens to bring a claim against either party hereto and/or any of its Affiliates that alleges or demonstrates infringement of such third party’s Intellectual

Property rights arising out of, resulting from or otherwise related to (i) the Product, including the formulation, the manufacture of the Product or the micronization of the API and the non-active ingredients contained therein, or (ii) any ETHYPHARM Intellectual Property used by RELIANT, its Affiliates, sublicensees or agents as contemplated by this Agreement (such claims, together, “ETHYPHARM Indemnified Claims”), ETHYPHARM shall defend such action at its own cost and expense, and shall, at its own cost and expense, indemnify and hold harmless RELIANT and RELIANT’s Affiliates, officers, managers, employees, trustees, representatives, consultants, sublicensees and agents (the “RELIANT Infringement Indemnitees”) as set forth in Section 6.7 below. With respect to the manufacture (but not the micronization) of the API, in the event that (a) any third party brings or threatens to bring a claim against either party hereto and/or any of its Affiliates that alleges or demonstrates infringement of such third party’s Intellectual Property rights arising out of, resulting from or otherwise related to the manufacture of the API, and (b) ETHYPHARM’s supplier of the API fails to defend, indemnify and hold harmless ETHYPHARM from such claim, both parties shall cooperate in the defense of such action and equally bear the cost and expenses thereof (it being agreed, in any event, that any indemnification or other rights or amounts received by ETHYPHARM from such supplier in respect of or as result of such claim shall be applied to the defense of such claim hereunder).

6.5	RELIANT Indemnified Claims. In the event that any third party brings or threatens to bring a claim against either party hereto and/or any of its Affiliates that alleges or demonstrates infringement of such third party’s Intellectual Property rights arising out of, resulting from or otherwise related to any RELIANT Intellectual Property used by RELIANT, its Affiliates, sublicensees or agents as contemplated by this Agreement (such claims, together, “RELIANT Indemnified Claims”), RELIANT shall defend such action at its own cost and expense, and shall, at its own cost and expense, indemnify and hold harmless ETHYPHARM, its Affiliates, officers, managers, employees, representatives, consultants and agents (the “ETHYPHARM Infringement Indemnitees”) as set forth in Section 6.8 below.

6.6	Infringement Indemnification by ETHYPHARM. Notwithstanding any other provisions of this Agreement, ETHYPHARM will defend, indemnify and hold harmless the RELIANT Infringement Indemnitees from and against any and all liabilities, losses, damages, actions, claims and expenses suffered or incurred by RELIANT Infringement Indemnitees (including reasonable attorneys’ fees, court costs and expert witnesses’ fees) resulting from any ETHYPHARM Indemnified Claims so long as any such claim does not arise from RELIANT’s breach of this Agreement, or arise from RELIANT’s negligent or intentionally wrongful conduct (it being expressly understood that RELIANT’s reasonable exercise of its rights hereunder with respect to the use of any ETHYPHARM Intellectual Property in accordance with this Agreement and RELIANT’s reasonable exercise of its rights hereunder in accordance with this Agreement shall not be deemed a RELIANT’s negligent or intentional wrongful conduct as pertaining to violation of another party’s Intellectual Property rights).

6.7	Infringement Indemnification by RELIANT. Notwithstanding any other provisions of this Agreement, RELIANT will defend, indemnify and hold harmless the ETHYPHARM Infringement Indemnitees from and against any and all liabilities, losses, damages, actions, claims and expenses suffered or incurred by ETHYPHARM Infringement Indemnitees (including reasonable attorneys’ fees, court costs and expert witnesses’ fees) resulting from any RELIANT Indemnified Claims so long as any such claim does not arise from ETHYPHARM’s breach of this Agreement, or arise from ETHYPHARM’s negligent or intentionally wrongful conduct (it being expressly understood that ETHYPHARM’s reasonable exercise of its rights hereunder with respect to the use of any RELIANT Intellectual Property in accordance with this Agreement shall not be deemed ETHYPHARM’s negligent or intentional wrongful conduct as pertaining to violation of another party’s Intellectual Property rights).

6.8

Third Party Infringement. In the event either party believes that a third party is infringing or otherwise violating any party’s Intellectual Property rights with respect to or related to the Product in the Territory (a “Third Party Infringement”), ETHYPHARM and RELIANT shall consult with each other and their respective counsel in order to develop a strategy for addressing the Third Party Infringement. In the event the parties agree to take legal action to stop the Third Party Infringement, they shall agree upon legal counsel to prosecute such action. Unless the parties agree upon a different formula for sharing the expenses (including attorney and expert fees) of such action and for sharing any award or settlement, the owner of such Intellectual Property shall bear the costs of such action and shall be entitled to any award or settlement in respect thereof. In the event that one of the parties does not desire or is otherwise unwilling to participate in the action (the “Nonparticipating Party”), the other shall be free to bring the action in its own name, at its own expense and retain any award or settlement in its entirety; provided, however, that if such third party infringement adversely affects either party’s rights or obligations hereunder, then the costs of such action shall be borne by the owner of such Intellectual Property, regardless of which party brings or prosecutes such action. If necessary, the Nonparticipating Party shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. The Nonparticipating Party shall offer reasonable assistance in connection therewith at no charge to the other party except for reimbursement of reasonable out-of-pocket expenses including reasonable attorney’s fees. If either party desires to retain counsel independently, the party may do so, but it shall not relieve the party of its obligations under this Section 6.9.

6.9

Termination Resulting From Infringement. In the event that Intellectual Property belonging to any party and necessary for, used in connection with or otherwise related to the performance of this Agreement by any party hereto is determined to violate or infringe upon any Intellectual Property rights of any third party, and the owner of said Intellectual Property is unable to obtain for itself and the benefit of the other party and its sublicensees, if any, at no additional cost to said other party and/or any of its sublicensees, a license to use the Intellectual Property upon which the claims for infringement or violation is based, then said other party shall have the right to terminate this Agreement in addition to any other rights or remedies it may have hereunder or at law or in equity.

6.10	Development of Combination Products. RELIANT shall have the right, but not the obligation, to develop and commercialize one or more products in which the API is used in combination with other pharmaceutically-active substances (each, a “Combination Product”); provided, however, that RELIANT shall have no right to use any of ETHYPHARM’s Intellectual Property in connection therewith unless such development is made in cooperation with ETHYPHARM. ETHYPHARM agrees that, in the event RELIANT desires to develop one or more Combination Products with ETHYPHARM, RELIANT shall have access to ETHYPHARM’s Intellectual Property and applicable personnel for the purposes of developing such Combination Products and shall grant to RELIANT such additional licenses or other rights as may be necessary or desirable, if any, for RELIANT to develop and commercialize one or more Combination Products on reasonable terms to be negotiated in good faith by the parties. The parties agree that specific terms and conditions relating to the development, license, manufacture, marketing and sale of any Combination Product developed jointly by RELIANT and ETHYPHARM shall be set forth in a separate agreement to be negotiated and executed by the parties hereto.

7.	MANUFACTURING STANDARDS; REGULATORY COMPLIANCE; SALE AND SHIPMENT OF PRODUCT; RECALL PROCEDURE AND AUDIT RIGHTS

7.1	Standard of Manufacture. Subject to Section 7.2, ETHYPHARM shall manufacture and supply, or cause to be manufactured and supplied as expressly permitted hereunder, to RELIANT the Product pursuant to orders submitted by RELIANT in accordance with Sections 7.3 and 7.4 hereof. All Product supplied to RELIANT under this Agreement shall: (a) comply with the Specifications, all

Applicable Laws and Applicable Permits; (b) be consistent with the DMF and CMC, and produced in a facility and in a manner compliant with cGMP and all other Applicable Laws; (c) not be adulterated or misbranded within the meaning of the Act; (d) be manufactured under cGMP conditions at ETHYPHARM’s facility in Chateauneuf-en-Thymerais, France, or, upon at least thirty (30) days prior written notice to RELIANT, at the Additional Manufacturing Facility, which facility shall at all times during such manufacture be an FDA-approved manufacturing facility and shall manufacture, package, label, store and handle the Product in accordance with all Applicable Laws and Applicable Permits; and (e) be in such formulation and dosage form (e.g., Bulk Product Form or Finished Dosage Form) as requested by RELIANT. All shipments of the Product to be delivered to RELIANT under this Agreement, regardless of the formulation or dosage form thereof, shall be sampled and analyzed by or on behalf of ETHYPHARM to confirm that it meets the Specifications. ETHYPHARM shall deliver or cause to be delivered to RELIANT with each shipment of the Product a certificate of analysis stating that the Product in the formulations and dosage forms provided meets the applicable Specifications. ETHYPHARM agrees that neither it nor any third party manufacturer of the Product shall make any changes in the formulation, manufacture, production, packaging, storage and/or shipment of the Product without the specific written prior approval of RELIANT unless expressly required by Applicable Law (including, without limitation, cGMP or the Act), in which case ETHYPHARM shall notify RELIANT in writing immediately of such change and the reason therefor. The responsibility for the final release of the Product delivered by ETHYPHARM to RELIANT for sale or distribution in the Territory shall remain with RELIANT.

7.2	Encapsulation by RELIANT. Notwithstanding any provision herein to the contrary, RELIANT shall not have any obligation to purchase the Product in Finished Dosage Form. RELIANT shall have the option to purchase Product in Bulk Product Form so that RELIANT may encapsulate and package the Product, either directly at its own facilitates or using the services of one or more third-parties. In the event that RELIANT elects not to have ETHYPHARM encapsulate and package the Product, ETHYPHARM agrees to provide to RELIANT, at cost, such assistance as may reasonably be requested by RELIANT to facilitate the transfer of the relevant Confidential Information and Intellectual Property of ETHYPHARM to RELIANT or such third party for the purposes of RELIANT’s or such third party’s encapsulation and packaging of the Product, which assistance shall be provided for a limited period of time to be reasonably agreed upon between the parties. In the event that RELIANT elects to have a third party encapsulate and package the Product using ETHYPHARM Confidential Information and Intellectual Property, RELIANT agrees that it shall obtain an agreement from such third party to keep such Confidential Information and Intellectual Property confidential in accordance with the terms of this Agreement.

7.3

Purchase and Sale; Acceptance. Subject to the terms hereof, during the Term of this Agreement, ETHYPHARM shall sell and deliver to RELIANT, and RELIANT shall purchase and accept, the Product pursuant to orders submitted by

RELIANT to ETHYPHARM in accordance with provisions hereof. All deliveries of Product shall be deemed accepted by RELIANT unless RELIANT shall deliver an Exception Notice to ETHYPHARM in accordance with Section 7.6 hereof.

7.4	Delivery Forecast; Reserve Stock of Product. Commencing on the Approval Date, RELIANT shall deliver to ETHYPHARM, and update at least once per calendar quarter, a twelve (12) month rolling forecast (the “Delivery Forecast”), which shall specify RELIANT’s estimated order requirements of Product, based on manufacturing batch sizes and multiples thereof, desired formulations and dosage forms (e.g., Bulk Product Form or Finished Dosage Form), and required delivery dates and destinations for the Product. Notwithstanding any provision herein to the contrary, the first ninety (90) days of the Delivery Forecast shall be binding upon the parties. RELIANT’s actual orders for Product shall be equal to amounts set forth in the applicable Delivery Forecast for the relevant period, plus or minus twenty percent (20%). ETHYPHARM shall maintain, or cause to be maintained, a sufficient reserve stock of Product, in such forms as specified by RELIANT, equal to twenty percent (20%) of most recent Delivery Forecast at no additional cost to RELIANT. As requested by RELIANT, part or all of the reserve stock shall be delivered within thirty (30) days after order to RELIANT’s dock in New Jersey, USA.

7.5

Shipment Costs; Title and Risk of Loss. All Product to be delivered to RELIANT under this Agreement shall be shipped by ETHYPHARM to RELIANT fully insured against risk of loss, theft, seizure and destruction at ETHYPHARM’s cost. Title and risk of loss with respect to the all shipments of Product shall pass from

ETHYPHARM to RELIANT upon acceptance by RELIANT at RELIANT’s dock (currently located in Somerset, New Jersey, USA). In the event of delivery at another location(s) within the Territory as may be specified by RELIANT or RELIANT’s sublicensee(s), the delivery prices agreed upon between the parties shall be reconsidered in order to take into account the possible increase due to such new location or insurance and transportation costs.

7.6	RELIANT Right of Review; Exception Notice. RELIANT may conduct its own analyses on each shipment of the Product, in whatever form, delivered by or on behalf of ETHYPHARM pursuant to this Agreement. RELIANT shall notify ETHYPHARM in writing within sixty (60) days after its receipt of any shipment of Product if the same does not comply with RELIANT’s order, does not meet the Specifications, is adulterated or misbranded, or is otherwise reasonably determined by RELIANT not to comply with any Applicable Laws or Applicable Permits (each such notice, an “Exception Notice”). Any dispute arising between ETHYPHARM and RELIANT concerning the conformity of any shipment of Product which cannot be settled between the two parties within thirty (30) days following RELIANT’s delivery of such notice, shall be submitted to an independent expert jointly agreed to by the parties in good faith. The decision of said expert shall be binding on ETHYPHARM and RELIANT. The charges, including the fees and expenses of the expert relating to any dispute described in this Section 7.6 shall be paid by ETHYPHARM if the expert declares the delivery not to be in conformity with the provisions hereof or by RELIANT if the expert declares the delivery to be in conformity.

7.7

Notice of Third Party Audit. ETHYPHARM shall give RELIANT telephonic notice (with written confirmation) of any pending or threatened audit related to the Product (including, without limitation, the manufacture, production, sale, distribution, import/export or testing of the Product, in whatever form) by any Governmental Authority or other authorized Person, regardless of whether such audit is of ETHYPHARM or any Person (other than RELIANT) with which ETHYPHARM has an agreement related to the Product or any ingredient thereof or process used in connection with the manufacture thereof, including, without limitation, any suppliers of raw materials used in the manufacture of the Product or any third party engaged by ETHYPHARM to manufacture the Product, in each case which audit affects or could reasonably be expected to affect the performance of ETHYPHARM’s obligations under this Agreement or otherwise affect RELIANT’s sale or distribution of the Product (each, an “Audit”); provided, however, that ETHYPHARM shall not be required to give such notice to RELIANT of an Audit by any Person that is conducted in the ordinary course pursuant to an agreement between ETHYPHARM and such Person and not in response to any suspected violation or non-compliance. ETHYPHARM shall provide any notice to RELIANT required under this Section 7.7 as soon as practicable, but in any event within five (5) Business Days, following the date ETHYPHARM first becomes aware of such Audit, and shall provide RELIANT with any documentation or other information provided or available to it relating to any such Audit, and shall provide RELIANT reasonable opportunity to review and comment, prior to submission, any response to such Audit. ETHYPHARM shall keep RELIANT fully apprised of the progress and results of any Audit and shall immediately provide RELIANT with the results of such Audit following its conclusion.

7.8	Notice of Regulatory Action. ETHYPHARM shall provide RELIANT with notification of its receipt (or the receipt by any Person with which ETHYPHARM has an agreement related to the Product, including, without limitation, suppliers of raw materials and contract manufacturers) of any warning, enforcement, penalty, default, non-compliance, notices of violation or any similar letters, notices, investigations, requests for information or orders from or of any Governmental Authority or other authorized Person that relate to the Product, including, without limitation, any list of observations (Form FD 483), Warning Letter, Information Letter, Establishment Inspection Report, Notice of Violation, Regulatory Letter or the like issued by the FDA. ETHYPHARM shall provide any notice to RELIANT required under this Section 7.8 as soon as practicable, but in any event within twenty-four (24) hours, following the date ETHYPHARM first receives or becomes aware of any such regulatory action, and shall provide RELIANT with any documentation or other information provided or available to it relating thereto. Notwithstanding anything herein to the contrary, ETHYPHARM maintains sole responsibility for any matter pertaining to such regulatory actions. Reliant shall have the right to review and comment on any responses of ETHYPHARM to any such regulatory action.

7.9	Recall or Withdrawal. ETHYPHARM and RELIANT will each maintain or cause to be maintained such traceability records as are necessary to permit a recall,

withdrawal or field correction of the Product (each, a “Recall”). Each party will give telephonic notice (to be confirmed in writing) to the other within twenty-four (24) hours of the receipt of any information which indicates a Recall may be necessary. The decision to conduct and the right to control a Recall will be solely that of the then current NDA owner, after appropriate consultation with the other party. Each party will cooperate fully with the other in connection with any Recall efforts. If any Recall is due to any act or omission of ETHYPHARM, ETHYPHARM will bear the cost of the Recall and replace recalled Product with conforming Product at no additional charge hereunder and will reimburse RELIANT for all of RELIANT’s reasonable direct costs and expenses actually incurred by RELIANT in connection with the Recall including, but not limited to, direct costs of retrieving Product already delivered to customers and direct costs and expenses RELIANT is required to pay for notification, shipping and handling charges; provided, however, that for each such Recall (a) RELIANT will in good faith consult with ETHYPHARM and, to the extent commercially reasonable, implement ETHYPHARM’s recommendations on how best to conduct the Recall including, without limitation, the notification and retrieval of Product, and (b) prior to any reimbursement hereunder, RELIANT will provide ETHYPHARM with detailed supporting documentation of all costs and expenses for which reimbursement is being sought. If a Recall of Product distributed is due to any act or omission of RELIANT, RELIANT will remain responsible for the costs of such Recall and will reimburse ETHYPHARM for all of the reasonable direct costs and expenses described above actually incurred by ETHYPHARM (if any)

in connection with such Recall including, but not limited to, administration of the recall and such other reasonable direct costs as may be reasonably related to the Recall. RELIANT shall not release any Product in the Territory that has not been duly controlled by RELIANT.

7.10

RELIANT Audit Right Regarding Manufacturing Facilities. Upon prior notice to ETHYPHARM and upon a minimum of one (1) month prior notice of the anticipated audit date, ETHYPHARM will permit (and will cause any owner and operator of any Additional Manufacturing Facility to permit) RELIANT to conduct an inspection and audit, of ETHYPHARM’s or such third party’s manufacturing facilities and operations used in the manufacturing, receiving, sampling, analyzing, storing, handling, packaging and shipping of Product, including, but not limited to, the receipt, storage and issuance of raw materials, labeling and packaging components and ingredients thereof (including, without limitation, all documentation related thereto) for the purpose of quality control and to assure compliance with cGMP, Applicable Laws, Applicable Permits and the terms of this Agreement. RELIANT may not conduct an audit hereunder more frequently than once during any six (6) month period prior to the Approval Date, or more frequently than once during any twelve (12) month period following the Approval Date; provided, however, that RELIANT may conduct an additional audit(s) in the event there is a quality or compliance issue concerning the Product or its manufacture that RELIANT deems in good faith to be material hereunder. RELIANT may conduct such audit using its own personnel or a third party auditor/inspector and shall conduct such audit, or cause such audit to be conducted, during regular business hours and in such a manner so as to minimize interference with ETHYPHARM’s or any third party’s operations. ETHYPHARM will provide, and shall cause any applicable third party to provide, RELIANT with access to relevant personnel during the audit and ETHYPHARM will provide a written response to any written audit observations provided by RELIANT within thirty (30) days of ETHYPHARM’s receipt thereof.

7.11	Records and Accounting by ETHYPHARM. ETHYPHARM will, with respect to each lot of Product produced and manufactured by or on behalf of ETHYPHARM hereunder, for the longer of (a) any period required under Applicable Law or Applicable Permit, and (ii) a period of two (2) years after expiry of the expiration dating of such lot, maintain accurate records of the manufacture and testing of such lot of the Product, including, without limitation, all such records which are required by Applicable Law or pursuant hereto. Access to such records will be made available by ETHYPHARM to RELIANT during normal business hours upon RELIANT’s reasonable written request.

8.	PRICES

8.1	Prices and Price Change.

(a) ETHYPHARM shall sell, and RELIANT shall buy, the Product at the following prices (subject to adjustment as provided herein):

(i)	US$[***] per kg of Product delivered in Bulk Product Form; and

(ii)	US$[***] per kg of Product delivered in Finished Dosage Form, plus [***] to encapsulate and package the Product into Finished Dosage Form.

At any time following the [***] anniversary of the Launch Date in the United States, the prices for the Product under this Section 8.1(a) shall be subject to adjustment in accordance with the annual increases to the index described on Exhibit C attached hereto. ETHYPHARM shall provide

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

RELIANT at least ninety (90) days prior written notice of any proposed price increase with such supporting documentation therefor as RELIANT may reasonably request. For clinical testing, regulatory approval and compliance, and promotional sampling purposes, ETHYPHARM shall sell to RELIANT, and RELIANT shall buy from ETHYPHARM, the Product, in whatever formulation or dosage form, at such price which is the [***] (A) the prices set forth in Sections 8.1(a)(i) and (ii) above, and (B) [***] pursuant to Exhibit D. RELIANT shall indicate on any order that portion of the Product that is being purchased for clinical testing, regulatory approval and compliance, or promotional sampling purposes. On a quarterly basis, RELIANT shall file a report with ETHYPHARM reconciling its use of the Product for clinical testing, regulatory approval and compliance, and promotional sampling purposes with Net Sales and accompany that report with a payment of any balance due to ETHYPHARM. The samples of Product shall not be subject to the Net Royalty payment set forth in Section 9.1.

8.2	Payment Terms. ETHYPHARM shall send to RELIANT an invoice showing the amount due under Section 8.1 with each shipment. RELIANT shall pay ETHYPHARM the amount due within forty-five (45) days of the date of its receipt of the applicable invoice, except to the extent of a bona fide dispute between the parties with respect thereto.

9.	ROYALTIES

9.1	Royalties.

(a) Commencing on the first Launch Date, RELIANT shall pay ETHYPHARM a Net Royalty in an amount equal to [***] percent ([***]%) of Net Sales in accordance with the provisions of this Agreement.

(b) No later than sixty (60) days after the end of each calendar quarter, RELIANT shall report to ETHYPHARM the Net Sales of the Product sold by

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

RELIANT in the Territory and the Net Royalties due to ETHYPHARM for such period. The payment by RELIANT to ETHYPHARM shall be made within sixty (60) days after the end of each calendar quarter. RELIANT shall keep and shall require its sublicensees to keep true and accurate books of account and shall keep and maintain such records and documents as are reasonably necessary for ETHYPHARM to determine the Net Royalties due under this Agreement.

9.2	Tax Withholding. All Taxes, if any, levied under any laws or regulations applicable to the transactions contemplated by this Agreement with respect to payments due to ETHYPHARM hereunder shall be for the account of ETHYPHARM, and if required to be withheld from payments to ETHYPHARM, shall be deducted by RELIANT from such payments to ETHYPHARM. Receipts, if available, for all such withholdings shall be provided to ETHYPHARM. ETHYPHARM shall be responsible for establishing its right to claim any exemption to such charges or to its withholding, shall keep RELIANT advised in writing or the basis and status of all such exemption claims. ETHYPHARM shall be liable for, and shall indemnify RELIANT for, any penalty, interest or other assessment against RELIANT for failure to pay or withhold such charges in reliance on any such exemption claim or other advice or instructions of ETHYPHARM.

10.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

10.1	Mutual Representations and Warranties of ETHYPHARM and RELIANT. Each of ETHYPHARM and RELIANT hereby represents and warrants to the other party as follows:

(a) Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or organization. Such party has the requisite legal and company power and authority to conduct its business as presently being conducted and as proposed to be conducted by it and is duly qualified to do business in those jurisdictions where its ownership of property or the conduct of its business requires.

(b) Authority. Such party has all requisite legal and company power and authority to enter into this Agreement and to perform the services contemplated hereunder (including, in the case of ETHYPHARM, the manufacture and packaging of the Product, and the grant of the License hereunder). All company actions on the part of such party, the boards of director or managers, conseils d’administration or similar governing body of such party and the equity holders of such party necessary for (i) the authorization, execution, delivery and performance by such party of this Agreement, and (ii) the consummation of the transactions contemplated hereby, have been duly taken.

(c) Binding Obligation. This Agreement is a legally valid and binding obligation of such party, enforceable against such party in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(d) No Conflicts. None of the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby, or the fulfillment by such party of the terms hereof or thereof, will (with or without notice or passage of time or both) (i) conflict with or result in a breach of any provision of the certificate or articles of incorporation or formation, by-laws, statutes, operating agreement or other governing documents of such party, (ii) result in a default, constitute a default under, give rise to any right of termination, cancellation or acceleration, or require any consent or approval (other than approvals that have heretofore been obtained) of any Governmental Authority or under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, loan, arrangement, license, agreement, lease or other instrument or obligation to which such party is a party or by which its assets may be bound, or (iii) violate any law or regulation applicable to such party or any of its assets.

(e) Insurance. Such party has in full force and effect casualty and liability insurance policies issued by issuers of internally-recognized responsibility and of such types and in such coverage amounts as customary for such party’s business and consistent with industry standards.

(f) Legal Proceedings. There is no action, suit, proceeding or investigation pending or, to such party’s knowledge, currently threatened, against such party or any other Person that questions the validity of this Agreement or the right of such party to enter into this Agreement, or to consummate the transactions contemplated hereby, nor does such party have knowledge that there is any basis for the foregoing. Such party is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority, which would adversely affect its rights or obligations hereunder or the transactions contemplated hereby.

(g) Consents and Approvals. All material consents, approvals, qualifications, orders or authorizations of, filings with, or notices to any Governmental Authority or any other Person required in connection with such party’s execution, delivery or performance of (i) this Agreement, and (ii) the consummation of any other transaction contemplated on the part of such party hereby have been obtained, made or given.

(h) No Violation of Law; Permits. Such party is not in violation of any law or regulation (nor is such party aware of any violation of any law or regulation by any other Person), which violation could reasonably be expected to adversely affect such party’s performance of its obligations hereunder or the ability of the other party to realize the intended benefits to such other party under this Agreement, and, except as otherwise contemplated hereby, such party holds each of the licenses, permits, approvals or authorizations necessary with respect to its current business and operations (and its rights and obligations contemplated hereby) in compliance with all laws and regulations.

(i) No Broker. Such party has not retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

10.2	Additional Representations, Warranties and Covenants of ETHYPHARM. ETHYPHARM hereby further represents, warrants and covenants to RELIANT, as of the date hereof and during the Term of this Agreement, as follows:

(a) Product Compliance; Title. All Product to be manufactured and delivered to RELIANT pursuant to this Agreement, in whatever formulation, dosage form or packaging, will: (i) conform to the applicable Specifications; (ii) comply with all Applicable Laws and Applicable Permits (and shall not be adulterated or misbranded within the meaning of the Act); (iii) be manufactured under cGMP conditions in an FDA-approved manufacturing facility in accordance with all Applicable Laws and Applicable Permits, and (v) upon delivery to RELIANT, good title to such Product will convey to RELIANT and such conveyance will be free and clear of any security interest, other lien or encumbrance.

(b) Permits. ETHYPHARM has and will maintain during the Term of this Agreement all Applicable Permits and such other permits, licenses and other authorizations required under Applicable Laws to permit ETHYPHARM to continue to manufacture and package the Product, including, without limitation, the Product in Bulk Product Form and Finished Dosage Form.

(c) No Investigation. There is no pending, and ETHYPHARM has no knowledge of any threatened, claim, investigation, proceeding, suit or other legal, regulatory or similar action asserting that the use, manufacture, packaging, distribution or sale of the Product constitutes an infringement of any Intellectual

Property rights of any Person, including, without limitation, any extant patents, trade secrets, trademarks or other rights of any Person.

(d) Intellectual Property. ETHYPHARM (i) is the sole owner of, and has all rights necessary to use and license to RELIANT, each of the Patents identified on the Schedule 1.42 and such Patents are the only patents required for ETHYPHARM to perform its obligations hereunder; (ii) is the sole owner of, and has all rights necessary to use and license to RELIANT, all Intellectual Property (other than the Patents) required for ETHYPHARM to perform its obligations hereunder; (iii) has not granted or transferred to, or allowed the use by, any Person in the Territory of any Intellectual Property owned or licensed by ETHYPHARM which is used in or relates to the manufacture or packaging of the Product;

(e) Product Related Intellectual Property. (i) ETHYPHARM owns or possesses adequate licenses or other Intellectual Property and Confidential Information used or held for use in connection with the Product that are necessary to permit ETHYPHARM to discharge its obligations under this Agreement with respect to the Products, including, without limitation, granting the rights and licenses granted to RELIANT under this Agreement, free and clear of any liens, licenses, obligations, transfer agreements, transfer restrictions, enforceable claims, royalties or encumbrances that would prevent ETHYPHARM from discharging its obligations under this Agreement with respect to the Product, and (ii) ETHYPHARM is unaware of any assertion or claim challenging the ownership, use or validity of any of the foregoing. Any licenses associated with the

ETHYPHARM Intellectual Property related to the Product are valid and binding and are enforceable in accordance with their respective terms, and there are no material breaches or defaults thereunder. To the extent that any of the Patents are not owned by ETHYPHARM, such Patents are owned by an Affiliate of ETHYPHARM, and ETHYPHARM licenses or has the right to use such from such Affiliate of ETHYPHARM. ETHYPHARM will not take any action to terminate, and ETHYPHARM will prevent its Affiliates from taking any action to terminate, any license or grants of rights from an Affiliate of ETHYPHARM to ETHYPHARM with respect to the Patents. ETHYPHARM has the right to grant to RELIANT all of the rights and licenses granted to RELIANT under this Agreement.

(f) No Infringement. The manufacture, use or sale of the Product by ETHYPHARM or the use of the ETHYPHARM Intellectual Property by RELIANT to develop, promote, market and sell the Product in the Territory do not, and to ETHYPHARM’s knowledge will not, infringe any valid rights of any third party including inter alia Intellectual Property rights. The manufacture, use or sale of any raw materials supplied to or otherwise used by ETHYPHARM with respect to the Product do not, and to ETHYPHARM’s knowledge will not, infringe any valid rights of any third party including inter alia Intellectual Property rights. To ETHYPHARM’s knowledge, ETHYPHARM is unaware of any third party infringement of the Intellectual Property rights relating to the Product.

(g) Adverse Drug Experiences. ETHYPHARM has informed RELIANT of all relevant adverse drug experiences related to the Product of which it has knowledge.

(h) Expertise. ETHYPHARM has, and will at all times during the term of this Agreement have, the requisite expertise, experience and skill to perform its obligations hereunder.

(i) Labor Matters. There is no strike or other labor dispute involving ETHYPHARM or any of its employees pending, or to the knowledge of ETHYPHARM, threatened. With respect to the foregoing, individual and unrelated personnel claims or actions do not constitute a labor dispute.

(j) No Debarment. Neither ETHYPHARM nor any Person employed or engaged by ETHYPHARM in connection with any work to be performed under this Agreement has been debarred under Section 306(a) or (b) of the Act, and no debarred Person will in the future be employed or engaged by ETHYPHARM in connection with any work to be performed hereunder.

(k) Suppliers and Subcontractors. Any and all suppliers of any goods or services used in connection with the supply, manufacture, packaging, transport or handling of the Product, in whatever form and including any component or ingredient thereof, are and shall at all times during the Term hereof be in compliance with all laws, rules, regulations, orders and similar requirements, including, without limitation, all Applicable Laws, and possess all Applicable Permits, in each case required to manufacture, package, transport, handle or otherwise deal with of the Product or any component or ingredient thereof.

11.	TERM

11.1	Basic Term. Unless sooner terminated pursuant to Section 11.2 hereof, this Agreement shall be effective from the date first above written and shall continue for an initial period of fifteen (15) years after the Launch Date of the Product in the United States (the “Initial Term”). Thereafter, the term of this Agreement shall automatically renew for consecutive periods of two (2) years each. Notwithstanding the foregoing, this Agreement may be terminated by either party at the end of the Initial Term by delivery by such party to the other written notice at least one (1) year prior to the end of the Initial Term or at the end of any renewal term by delivery for such party to the other written notice at least one hundred eighty (180) days prior to expiration of any renewal term. As used herein, “Term” refers to the Initial Term of this Agreement and any renewal terms.

11.2	Sale of Product Following Termination. Upon termination of this Agreement, ETHYPHARM shall supply, manufacture, sell and deliver to RELIANT and RELIANT shall purchase from ETHYPHARM those firm orders for Product in existence as of the date of such termination. RELIANT and its sublicensees shall have the right to dispose of existing inventory of Product, in whatever form, manufactured and delivered by ETHYPHARM and purchased by RELIANT or its sublicensees prior to the termination (over a maximum period of twelve (12) months). Notwithstanding any termination of this Agreement, all licenses and rights granted to RELIANT hereunder shall continue in full force and effect to allow RELIANT or its sublicensee(s) to dispose of any remaining Product on the termination date, and RELIANT shall be obligated to make royalty payments to ETHYPHARM as provided hereunder.

12.	EVENTS OF DEFAULT, REMEDIES AND EFFECTS OF DEFAULT

12.1	Events of Default. An event of default under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events (each, an “Event of Default”:

(a) failure by either party hereto to perform any covenant contained in this Agreement;

(b) a breach by either party of any material representation or warranty of such party under this Agreement;

(c) the entry by a court of competent jurisdiction of a decree or order of relief with respect to any party in any voluntary or involuntary case or proceeding under any bankruptcy, insolvency or similar law, or the appointment of a receiver, liquidator, assignee, trustee or similar official of that party, which decree or order is consented to by the party or continues unstayed and in effect for a period of sixty (60) days;

(d) the filing by any party of a voluntary petition or acquiescence in or failure to contest an involuntary petition or an involuntary petition filed against such party that is not dismissed within sixty (60) days, in any case or proceeding under any bankruptcy, insolvency or similar law, or the making by any party of an assignment for the benefit of its creditors; or

(e) the involuntarily dissolution or liquidation of any party; provided, with respect to any Event of Default under clause (a) or (b) above, such default continues (i) for a period of ninety (90) days after delivery by the non-defaulting party of written notice of such default, or (ii) if the defaulting party shall commence good faith remediation of such default within such ninety (90)

day period and shall thereafter proceed with all due diligence to cure such default, and such default is not cured within such longer period (not to exceed ninety (90) days) as shall be reasonably necessary for such party to cure the same with all due diligence.

12.2	Remedies for Breach; Termination. Upon the occurrence and during the continuation of any Event of Default hereunder, the party not in default may terminate this Agreement and pursue any other remedies provided under this Agreement or available at law or equity.

12.3	Technology Transfer. In the event of any termination of this Agreement as a result of any Event of Default caused by or related to any act or omission by or on behalf of ETHYPHARM or any of its Affiliates or agents, ETHYPHARM undertakes as a continuing obligation, notwithstanding such termination, that it will use all reasonable endeavors to effect a transfer of the Intellectual Property and Confidential Information used by ETHYPHARM in the performance of its obligations hereunder to RELIANT or to a third-party manufacturer designated by RELIANT, and/or grant such licenses as may be necessary to enable RELIANT or such third-party manufacturer to manufacture and package the Product in such form and quantities contemplated hereby for the Territory, subject at all times to ETHYPHARM receiving reasonable undertakings as to confidentiality in respect of any ETHYPHARM Intellectual Property that is so transferred or licensed.

12.4

Right of First Offer In Connection with Divestiture. In the event RELIANT decides to divest the Product in the Territory, for whatever reason, ETHYPHARM will be granted a right of first offer to acquire all rights in relation with the Product and the relevant Intellectual Property and Confidential Information belonging to RELIANT pursuant to terms no less favorable to ETHYPHARM than those proposed to be offered third-parties, such right to be exercised within a maximum period of sixty (60) days from date of official written notification by RELIANT to ETHYPHARM. In the event ETHYPHARM does not exercise its right, RELIANT undertakes to transfer to its assignee all rights and obligations vis-à-vis ETHYPHARM provided for in this Agreement.

13.	INDEMNIFICATION AND INSURANCE

13.1	Indemnification of RELIANT. ETHYPHARM shall indemnify and hold harmless RELIANT and its Affiliates and their respective equityholders, managers, directors, officers, trustees, agents and employees (collectively, “RELIANT Indemnified Parties”) from and against all damages, losses, expenses, claims, demands, suits, penalties, judgments or administrative and judicial orders and liabilities (including reasonable legal fees and expenses) incurred, assessed or sustained by any RELIANT Indemnified Party with respect to or involving or arising out of (i) a breach by ETHYPHARM of any representation, warranty, duty or covenant of ETHYPHARM hereunder, or (ii) any negligent act or omission, or willful misconduct of ETHYPHARM or any of its Affiliates or agents.

13.2

Indemnification of ETHYPHARM. RELIANT shall indemnify and hold harmless ETHYPHARM and its Affiliates and their respective equityholders, managers, directors, officers, trustees, agents and employees (collectively, “ETHYPHARM Indemnified Parties”) from and against all damages, losses, expenses, claims, demands, suits, penalties, judgments or administrative and judicial orders and liabilities (including reasonable legal fees and expenses) incurred, assessed or sustained by any ETHYPHARM Indemnified Party with respect to or involving or arising out of (i) a breach by RELIANT of any representation, warranty, duty or covenant of RELIANT hereunder, or (ii) any negligent act or omission, or willful misconduct of RELIANT or any of its Affiliates or agents.

13.3	Notice and Legal Defense. Promptly after receipt by a party hereunder of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in Section 13.1 and 13.2 hereof may apply, the party seeking indemnification shall notify the indemnifying party of such fact. The indemnifying party shall assume the defense thereof; provided, however, that if the defendants in any such action include both the party seeking indemnification and the indemnifying party and the party seeking indemnification shall reasonably conclude that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the indemnifying party, the party seeking indemnification shall have the right to select separate counsel (reasonably acceptable to the indemnifying party) to participate in the defense of such action on behalf of such party seeking indemnification, at the indemnifying party’s expense.

13.4

Insurance. Each party shall, at its own cost, cause the other party and its respective agents, employees, officers, shareholders and contractors to be added as additional insureds on all policies of general commercial liability insurance and product liability insurance covering such party, which coverage shall have limits of liability which are commercially reasonable but shall not be less than US$10,000,000 per loss occurrence. Each policy shall contain an endorsement which provides that any amendments or cancellation of any such policy shall not be effective unless the other party shall have been given thirty (30) days prior written notice of any such intended amendment or cancellations. Within five (5) days of the beginning of each policy period, each party shall deliver to the other a certificate evidencing the coverage required hereby and the amount thereof. Such coverage shall be maintained for not less than five (5) years following termination of this Agreement or if such coverage is of the “claims made” type, for ten (10) years following termination of this Agreement.

14.	MISCELLANEOUS

14.1	Assignment.

(a) Subject to subsection 14.1(b), below, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted under this Agreement.

(b) Neither party may assign this Agreement or any of its rights hereunder or delegate its performance of its obligations hereunder without the express prior written consent of the other party, except that either party may assign or delegate any of its rights or obligations under this Agreement to an Affiliate or subsidiary of the assigning party; provided that the assigning party shall, by express written agreement, (i) remain liable for any obligations and liabilities incurred by it under this Agreement, and (ii) be made liable for all obligations and liabilities of the assignee following such assignment; provided further, that the assignee shall expressly acknowledge, by written agreement, its assumption of all obligations and liabilities under the Agreement. Any attempted assignment in violation of this provision shall be deemed a material breach of this

Agreement. For purposes of this Section 14.1, a transfer to an unaffiliated third party, by either RELIANT or ETHYPHARM, of all or substantially all of its assets or a controlling interest in its stock or other equity interests, shall be deemed an assignment; provided that, any of the following shall not be deemed an assignment and shall be permitted without consent from ETHYPHARM or RELIANT, as applicable, thereto: (1) any conversion of RELIANT from a limited liability company to a corporation; (2) any issuance by RELIANT or ETHYPHARM of securities in connection with any financing transaction or public offering, (3) any acquisition or merger involving RELIANT or ETHYPHARM if the acquiring or surviving company is a reputable company engaged in the pharmaceutical business with a history of substantial regulatory compliance, and/or (4) any merger or acquisition to which the other party hereto has given its prior written consent. Nothing herein shall preclude RELIANT from sublicensing any or all of its rights hereunder in accordance with the terms of this Agreement, or from entering into agreements with third-parties to co-promote or assist RELIANT in the sale, marketing or promotion of the product provided that the foregoing shall not relieve RELIANT of any of its obligations hereunder.

14.2

Confidentiality. Each party will hold Confidential Information of the other party and its Affiliates in complete confidence and will not, without the prior written consent of the other, use or disclose it in whole or in part to any Person other than for the purposes set forth in this Agreement for a period ending five (5) years following expiration of this Agreement. Each party will be entitled to disclose any such Confidential Information to such of its professional advisers, directors, managers, officers and employees who are directly concerned with this Agreement and its implementation and whose knowledge of such information in the opinion of the disclosing party is necessary for these purposes. Each party will use its reasonable efforts to ensure that each individual to whom such a disclosure is made adheres to the terms of this undertaking as if he or she were a party hereto. Each party may disclose such Confidential Information to the extent such disclosure is required by law; provided, however, that the disclosing party shall (to the extent permitted) give the other party prior notice of such required disclosure and cooperate with such other party in order that such other party may seek a protective order or relief to prevent or limit the Confidential Information required to be disclosed; provided, further, that the disclosing party shall only disclose that portion of the Confidential Information that such party is advised by its legal counsel is required to be disclosed by law and shall seek assurances that such Confidential Information will be maintained in confidentiality by the receiving party.

14.3	Exchange of Information. RELIANT will periodically inform ETHYPHARM with information regarding unit sales by market region in the Territory. Each party will timely report to the other any information concerning any serious adverse event (as defined by the Act) associated with clinical uses, studies, investigations or tests of the Product, whether in Bulk Product Form or in Finished Dosage Form. In reporting such incidents, the reporting party will use reasonable efforts to indicate whether, in its judgment, any of them are unexpected or unusual in type, incidence or severity.

14.4

Force Majeure. If either party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of Governmental Authorities, failure of suppliers or any other similar cause, in each case to the extent beyond its reasonable control, said party will provide written notice of same to the other party. Said notice will be provided within five (5) Business Days of the occurrence of such event and will identify the requirements of this Agreement or such of its obligations as may be affected, and to the extent so affected, said obligations will be suspended during the period of such disability. If any raw materials, facility systems or capacity is used for both the manufacture and packaging of the Product in satisfaction of ETHYPHARM’s obligations hereunder and any other product or purposes, any necessary allocation will be made as between ETHYPHARM’s needs, RELIANT’s needs and the needs of any other party with whom ETHYPHARM has firm contractual obligations on a basis no less favorable than pro rata on a volume basis. The party prevented from performing hereunder will use its commercially reasonable efforts to remove such disability and will continue performance whenever such causes are removed. The party so affected will give to the other party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected party’s nonperformance. If the period of any previous actual nonperformance of ETHYPHARM because of ETHYPHARM force majeure conditions plus the anticipated future period of

ETHYPHARM nonperformance because of such conditions will exceed an aggregate of ninety (90) days within any six (6) month period, RELIANT may terminate this Agreement immediately by written notice to ETHYPHARM. If the period of any previous actual nonperformance of RELIANT because of RELIANT force majeure conditions plus the anticipated future period of RELIANT nonperformance because of such conditions will exceed an aggregate of ninety (90) days within any six (6) month period, ETHYPHARM may terminate this Agreement immediately by written notice to RELIANT. When such circumstances as those contemplated herein arise, the parties will discuss in good faith, what, if any, modification of the terms set forth herein may be required in order to arrive at an equitable solution.

14.5	Amendment. No amendment or modification of the terms of this Agreement shall be binding on either party unless in writing and signed by both parties.

14.6	No Implied Waiver. Failure by either party hereto on one or more occasions to avail itself of a right conferred by this Agreement shall in no event be construed as a waiver of such party’s right to enforce said right in the future.

14.7	Choice of Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the state of New Jersey, without giving effect to the conflict of laws principles thereof.

14.8	CONSENT TO JURISDICTION; AGENT FOR SERVICE OF PROCESS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ANY SUIT, ACTION, PROCEEDING OR CLAIM AGAINST SUCH

PARTY ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT OR ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF SOMERSET IN THE STATE OF NEW JERSEY AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY PROCEEDING BROUGHT IN THE COUNTY OF SOMERSET IN THE STATE OF NEW JERSEY AND FURTHER IRREVOCABLY WAIVES ANY CLAIMS THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. ETHYPHARM HEREBY IRREVOCABLY AND UNCONDITIONALLY APPOINTS ETHYPHARM CORP., 22 UNION AVENUE, BALA-CYNWYD, PENNSYLVANIA 19004, USA (ATTENTION: HAFID TOUAM, VICE PRESIDENT), AS AGENT FOR SERVICE OF PROCESS UNDER THIS AGREEMENT.

14.9

WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR

AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

14.10	Notice . Any notice and other communication required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered personally, telecopied or received by registered mail, return receipt requested, or from an internationally-recognized courier service to the parties at the following addresses:

if to ETHYPHARM, to:

ETHYPHARM S.A. and ETHYPHARM INDUSTRIES, S.A.

194, Bureaux de la Colline – Bâtiment D

92213 Saint Cloud

France

Attn:     Gérard M. Leduc, Managing Director

Fax:      +33 1 41 12 29 89

with a copy sent simultaneously to:

ETHYPHARM CORP.

22 Union Avenue

Bala-Cynwyd, Pennsylvania 19004

USA

Attn:     Hafid Touam, Vice President

Fax:      +1 (601) 667-5342

if to RELIANT, to:

RELIANT PHARMACEUTICALS, LLC

110 Allen Road

Liberty Corner, New Jersey 07938

USA

Attn.:     Joseph Krivulka, President and

      Michael Lerner, General Counsel

Fax:

with a copy sent simultaneously to:

Latham & Watkins

Sears Tower, Suite 5800

Chicago, Illinois 60606

USA

Attn:     Michael A. Pucker

Fax:

14.11	English Language. This Agreement and all exhibits, schedules, reports, notices and all other communications and proceedings with respect hereto shall be written and/or conducted solely in the English language.

14.12	Execution of Additional Documents. Each party hereto agrees to execute such further documents or agreements as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

14.13	Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

14.14	Captions. The article and section captions in this Agreement have been inserted as a matter of convenience and are not part of this Agreement.

14.15	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

14.16	Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other or to bind the other party in any respect whatsoever. All activities undertaken by ETHYPHARM hereunder shall be that of an independent contractor.

14.17	Entire Agreement. This written Agreement, together with all exhibits, schedules and attachments hereto, constitutes the entire understanding between the parties hereto relating to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements relating thereto. No variation or modification of this Agreement or waiver of any of the terms or provisions hereof shall be deemed valid unless in writing and signed by both parties hereto.

14.18	Continued Obligation. During the pendency of any bona fide dispute, the parties shall continue to perform their respective obligations under this Agreement until such time as (a) the matter in dispute is finally resolved or (b) this Agreement is terminated in accordance with its terms.

14.19	Survival. The provisions of Sections 6, 7.7, 7.8, 7.9, 7.11, 11.2, 12.2, 13, 14.2, 14,7, 14.8, 14.9, 14.10, 14.11 shall survive and remain in effect after termination or expiration of this Agreement.

(Signature page follows.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

ETHYPHARM S.A.

By:
Gérard M. Leduc, General Manager

ETHYPHARM INDUSTRIES S.A.

By:
Gérard M. Leduc, President

RELIANT PHARMACEUTICALS, LLC

By:
Joseph Krivulka, President

Acceptance and acknowledgment of appointment by ETHYPHARM as its agent for service of process under Section 14.8 of this Agreement:

ETHYPHARM CORP.

By:
Hafid Touam, Vice President

SIGNATURE PAGE TO DEVELOPMENT,

LICENSE AND SUPPLY AGREEMENT

EXHIBIT A

Product Specifications

The Product will be manufactured according to the process outlined below. Specifications will be established during the course of development of the Product on the basis of the regulatory filing in France of a similar product manufactured by Ethypharm, the development plan as outlined in Exhibit B, cGMP standards, and Applicable Laws, including, without limitations, FDA regulatory requirements. This Exhibit A may be amended or changed from time to time as contemplated by the Agreement and shall be at all times conform to the provisions thereof.

Manufacturing Process for the Product

[***] [2 pages omitted]

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

A-1

EXHIBIT B

Product Development Program

[***] [2 pages omitted]

PHASE A—MANUFACTURING PROGRAM

				RESPONSIBLE PARTY	COMPLETION DATE
TOPIC	EVENT	VALIDATION	DELIVERABLES		DRAFT	FINAL

[***]

PHASE A—FORMULATION & MANUFACTURING DEVELOPMENT

				RESPONSIBLE PARTY	COMPLETION DATE
TOPIC	EVENT	VALIDATION	DELIVERABLES		DRAFT	FINAL

[***]

PHASE B—MANUFACTURING PROGRAM

				RESPONSIBLE PARTY	COMPLETION DATE
TOPIC	EVENT	VALIDATION	DELIVERABLES		DRAFT	FINAL

[***]

PHASE B—STABILITY PROGRAM

				RESPONSIBLE PARTY	COMPLETION DATE
TOPIC	EVENT	VALIDATION	DELIVERABLES		DRAFT	FINAL

[***]

PHASE B—SHIPPING PROGRAM

				RESPONSIBLE PARTY	COMPLETION DATE
TOPIC	EVENT	VALIDATION	DELIVERABLES		DRAFT	FINAL

[***]

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

B-1

EXHIBIT C

Cost Escalation Index

Minimum conventional salary fixed by the

Convention Nationale Collective de l’Industrie in France (class 6)

Minimum Salary for the Group 6A / SNIP

Minimum Salary for 169 hours

Point Number =                118

in FRF

Year	Month	Constant Value		Point Value		Group 6A in FRF (1)	Global Increase
		Increase	New value	Increase	New value
1997	April	1.2%	6,535	1.2%	44.53	11,790	1.20%
	July	0.8%	6,587	0.8%	44.89	11,884	0.80%
	Total year						2.01%
1998	July	1.7%	6,699	0.8%	45.25	12,039	1.30%
1999	-	0%	6,699	0%	45.25	12,039	0.00%
2000	November	3.3%	6,920	3.3%	46.74	12,435	3.30%
2001	January	1.0%	6,989	1.0%	47.21	12,560	1.00%
	July	0.5%	7,024	0.5%	47.45	12,623	0.51%
	Total year						1.51%

Minimum Salary = Constant Value + Point value x Point Number

Minimum Salary for 151.67 hours:
		3.3%	6,210	3.3%	41.95	11,160	3.30%
		6.0%	6,583	6.0%	44.46	11,830	6.00%
		0.5%	6,616	0.5%	44.69	11.869	0.50%
							6.53%

EXHIBIT D

ETHYPHARM MANUFACTURING COST CALCULATION

The purpose of this exhibit is to establish the direct manufacturing cost calculation methodology as required per Section 8.1 of this Agreement.

Ethypharm and Reliant agree that the basis for cost calculation shall be Ethypharm’s direct manufacturing costs, which means only those cost elements that derive from actual inputs into the Product and which can be measured and objectively traced back to the manufacturing of the Product as defined in this agreement.

Direct manufacturing costs for the Product are: [***]

Reliant shall have the right to have the cost calculation audited and verified by an independent audit firm. In the event that the manufacturing cost as per this Exhibit D is found by the independent audit firm to be more than 10% lower than the cost calculated by Ethypharm, Ethypharm will pay for this audit and reimburse Reliant for the difference established by the audit. Reliant will pay for this audit if the verified manufacturing cost is within 10% of the Ethypharm’s calculation.

In order to ensure rational and cost-effective materials purchasing practices, Reliant shall have the right to obtain 2 competitive bids for each of those materials used and for which Reliant believes the purchasing price is significantly above the market price. Bids will have to be based on same quality, quantity, regulatory & patent status. On the basis of these competitive bids an alternative materials cost will be established. In no event shall the materials cost as charged by Ethypharm exceed the average of the 2 competitive bids as obtained by Reliant plus [***]%.

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1.42

Patents

Ethypharm represents and warrants that it owns all rights to the following patents or pending applications:

•	U.S. Patent No. 4,961,890 to J.F. Boyer

•	U.S. Patent No. 4,800,079 to J.F. Boyer

•	PCT No. WO 01/03693 to B. Criere et al.

In addition, Ethypharm represents and warrants that Ethypharm and its suppliers are fully enabled to manufacture, and are licensed to all applicable patents relevant to the manufacturing of, the Product, used excipients and the active ingredient fenofibrate at the locations chosen for such manufacturing.